Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Zumiez Inc. pertaining to the Zumiez Inc. 2014 Equity Incentive Plan and the Zumiez Inc. 2014 Employee Stock Purchase Plan of our reports dated March 18, 2014, relating to the consolidated financial statements of Zumiez Inc., and the effectiveness of internal control over financial reporting of Zumiez Inc., included in its Annual Report (Form 10-K) for the year ended February 1, 2014, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

May 28, 2014